OLD MUTUAL FUNDS II

AMENDED AND RESTATED EXTENDED EXPENSE LIMITATION AGREEMENT

This Amended and Restated Extended Expense Limitation Agreement (“Agreement”), effective as of January 23, 2008, is made and entered into by and between Old Mutual Funds II, a business trust organized under the laws of the State of Delaware (the “Trust”) on behalf of each portfolio of the Trust set forth in Schedule A (each a “Portfolio”, and collectively, the “Portfolios”), and Old Mutual Capital, Inc., a Delaware corporation (“Old Mutual Capital” or the “Investment Manager”). This Agreement supersedes the “extended” expense limitation agreement between the parties dated June 4, 2007 (“Expense Agreement”) on behalf of those series portfolios of the Trust offered as of June 4, 2007 except the Old Mutual TS&W Mid-Cap Value Fund (“TS&W Mid-Cap Fund”) and the “extended” expense limitation agreement between the parties dated June 4, 2007 (“TS&W Expense Agreement”) on behalf of the TS&W Mid-Cap Fund.

WHEREAS, the Trust and Old Mutual Capital have entered into an Investment Management Agreement (the “Management Agreement”), pursuant to which Old Mutual Capital renders investment advisory and administrative services to each Portfolio for compensation (the “Management Fee”) based on the value of the average daily net assets of each such Portfolio; and

WHEREAS, the Trust and the Investment Manager have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to limit certain expenses of each Class of each Portfolio; and

WHEREAS, effective November 19, 2007 the Trust changed its name from Old Mutual Advisor Funds II to Old Mutual Funds II and changed the name of the Old Mutual Emerging Growth Fund to the Old Mutual Developing Growth Fund; and

WHEREAS, effective November 19, 2007 four new series portfolios of the Trust were registered with the Securities and Exchange Commission (“SEC”); and

WHEREAS, effective on or about December 1, 2007, Advisor Class shares were liquidated and effective on or about January 1, 2008, Class R shares were liquidated; and

WHEREAS, other than the initial terms, the terms of the Expense Agreement and the TS&W Expense Agreement are identical and the Trust and the Investment Manager wish to amend and restate the Expense Agreement and the TS&W Agreement such that the terms and conditions of each are encompassed in this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

I.	EXPENSE LIMITATION

A.        The Investment Manager hereby agrees, subject to the terms of this Agreement, to reduce the fees payable to it under the Management Agreement and to make any additional payments to the extent necessary to limit total annual fund operating expenses (excluding (i) interest, taxes, brokerage costs and commissions, dividends on short sales and other expenditures which are capitalized in accordance with generally accepted accounting principles; and (ii) other extraordinary expenses not incurred in the ordinary course of a Portfolio’s business) of the Portfolios (the “Deferred Expenses”) to an annual rate (as a percentage of the Portfolios’ average daily net assets) as set forth in Schedule A (“Expense Limit”) for the period beginning January 1, 2009 through December 31, 2018 for all Portfolios except the TS&W

Mid-Cap Fund (the “First Expense Period”) and for the period beginning August 1, 2008 through December 31, 2018 for the TS&W Mid-Cap Fund (the “Second Expense Period” and together with the First Expense Period, the “Expense Period”).

B.        To determine the Investment Manager’s liability with respect to the Deferred Expenses, each month the Deferred Expenses for each Class of each Portfolio shall be annualized as of the last day of the month. If the annualized Deferred Expenses for any month of a Class of a Portfolio exceed the Expense Limit for such Class, the Investment Manager shall first waive or reduce its Management Fee for such month for the affected Portfolio or Portfolios by an amount sufficient to reduce the annualized Deferred Expenses to an amount no higher than the Expense Limit. If the amount of the waived or reduced Management Fee for any such month is insufficient to pay the Deferred Expenses, the Investment Manager may also remit to the appropriate Portfolio or Portfolios an amount that, together with the waived or reduced Management Fee, is sufficient to pay such Deferred Expenses.

C.        The Trust agrees to pay and/or reimburse the Investment Manager the amount of Deferred Expenses remitted by the Investment Manager (“Reimbursement Amount”) as long as the Management Agreement is still in effect and subject to the limitations provided in this paragraph. Such Reimbursement Amount shall be made up to the Expense Limit on a monthly basis, but only if each Portfolio’s Deferred Expenses without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Portfolio) less than the Expense Limit. All Reimbursement Amounts shall be made within three years from the time the Investment Manager incurred the expense. In no event will the Portfolios be obligated to pay any fees waived or deferred by the Investment Manager with respect to any other series of the Trust.

II.	TERM AND TERMINATION OF AGREEMENT

This Agreement shall continue in effect until December 31, 2018. The Agreement may be amended or continued beyond December 31, 2018 only if agreed to in writing by both parties.

III.	MISCELLANEOUS.

A.        The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

B.        This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to conflicts of law rules. Nothing herein contained shall be deemed to require the Trust or a Portfolio to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust, the Portfolios or the Classes.

C.     Any questions of interpretation of any term or provision of this Agreement, including but not limited to the Management Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the Investment Company Act of 1940, as amended (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

D.        The parties agree that no trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers.

OLD MUTUAL FUNDS II

on behalf of each Portfolio listed on Schedule A

By:	/s/ Robert T. Kelly
Name:	Robert T. Kelly
Title:	Treasurer

OLD MUTUAL CAPITAL, INC.

By:	/s/ Mark E. Black
Name:	Mark E. Black
Title:	Chief Financial Officer

SCHEDULE A

DATED JANUARY 23, 2008

TO

AMENDED AND RESTATED EXTENDED EXPENSE LIMITATION AGREEMENT

BETWEEN

OLD MUTUAL FUNDS II

AND

OLD MUTUAL CAPITAL, INC.

DATED JANUARY 23, 2008

	Class A Expense Limit	Class C Expense Limit	Institutional Class Expense Limit	Class Z Expense Limit

This Agreement relates to the following Portfolios of the Trust:

Equity Funds
Old Mutual Advantage Growth Fund	N/A	N/A	2.75%	N/A
Old Mutual Analytic U.S. Long/Short Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Barrow Hanley Core Bond Fund	N/A	N/A	2.75%	N/A
Old Mutual Barrow Hanley Value Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Columbus Circle Technology and Communications Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Developing Growth Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Discover Value Fund	N/A	N/A	2.75%	N/A
Old Mutual Focused Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Growth Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Heitman REIT Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Large Cap Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Large Cap Growth Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Large Cap Growth Concentrated Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Mid-Cap Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Select Growth Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Small Cap Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Strategic Small Company Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual TS&W Mid-Cap Value Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual TS&W Small Cap Value Fund	3.00%	3.75%	N/A	2.75%

Fixed Income Funds	3.00%	3.75%	2.75%	2.75%
Old Mutual Cash Reserves Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Dwight High Yield Bond Fund	N/A	N/A	2.75%	N/A
Old Mutual Dwight Intermediate Fixed Income Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Dwight Short Term Fixed Income Fund	3.00%	3.75%	2.75%	2.75%